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                               EX-21


                   SUBSIDIARIES OF SETECH, INC.


     Titan Services, Inc., a Tennessee corporation

     Southeastern Technology, Inc., a Tennessee corporation

     Lewis Supply Company, Inc., a Delaware corporation